Exhibit 1

     The undersigned agree that the foregoing Amendment No. 3 dated March 18, 2005, to the Schedule 13D filed November 6, 1998, as amended and restated by Amendments No. 1 and No. 2, is being filed with the Securities and Exchange Commission on behalf of each of Louis Dreyfus S.A.S., a corporation organized under the laws of France, Louis Dreyfus Holding Company Inc., a Delaware corporation, and Louis Dreyfus Corporation, a Delaware corporation.

Dated:

Louis Dreyfus S.A.S.

March 18, 2005	By:	/s/ Gerard Louis-Dreyfus

	Name: Title:	Gerard Louis-Dreyfus Chairman/President

Louis Dreyfus Holding Company Inc.

March 18, 2005	By:	/s/ Hal Wolkin

	Name: Title:	Hal Wolkin Vice President

Louis Dreyfus Corporation

March 18, 2005	By:	/s/ Peter B. Griffin

	Name: Title:	Peter B. Griffin President

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